Exhibit 99.1
                    Press Release

PARKERVISION REPORTS FOURTH QUARTER 2008 AND YEAR-END RESULTS

JACKSONVILLE, FLORIDA, March 16, 2009 – ParkerVision, Inc. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced a net loss for the fourth quarter of 2008 of $5.7 million, or $0.22 per share, compared to a net loss of $4.7 million or $0.19 per share during the fourth quarter of 2007.  For the year ended December 31, 2008, ParkerVision reported a net loss of $23.1 million, or $0.88 per share, compared to a net loss of $18.2 million, or $0.74 per share for the same period in 2007.

The increase in the net loss from 2007 to 2008 is largely a result of increased product development costs and an increase in non-cash share-based compensation expense.  A significant portion of the increased product development cost was for outsourced engineering design services with a number of firms to assist in the layout of certain ICs and circuits that are peripheral to the company’s fundamental technology under programs that were substantially completed by the end of 2008.

The company is currently working with its customers to complete product designs and/or transition their designs into production, which is expected to result in initial royalty revenues in 2009.

The Company ended 2008 with $4.8 million in cash and cash equivalents.  Subsequent to the end of the year, the company completed three concurrent offerings under a shelf registration statement for the sale of approximately 6 million shares of its common stock and warrants to purchase an additional 0.4 million shares of common stock.  The net proceeds from these offerings, after deduction of underwriter discounts, placement fees, legal and other related expenses, were approximately $9.4 million.

The Company used approximately $18.9 million in cash in 2008 for operations and investments in intellectual property and other assets.  The Company expects its overall operating costs in 2009 to be reduced from those incurred in 2008 as a result of elimination of certain non-recurring product development expenditures and other cost-reduction measures that have been implemented. The Company believes its current capital resources are sufficient for its working capital needs in 2009.

Chairman and Chief Executive Officer, Jeffrey Parker commented, “In 2008, we focused on providing collaborative support to our licensees in their product design efforts.  In addition, we secured a customer relationship with LG Innotek (“LGI”) late in 2008 for the development of a HEDGE module for high-growth 3G mobile handset applications.  LGI lists LG Electronics, Nokia, Sony, Sharp and Motorola among its customers. We expect the LGI relationship to result in product revenue in 2010.

We believe that 2009 will be a year of initial royalty revenue as our technology is introduced into mobile handset products by our chipset customer announced in December 2007.  Additionally, we expect to complete our product offerings for LGI which will allow them to begin sampling their HEDGE module to customers in 2009.  We fully expect these key milestones will help ParkerVision accelerate its expansion with both current and new customers during the coming year and beyond.”

Mr. Parker continued, “We recently completed a financing, managed by Roth Capital Partners, the proceeds of which, combined with our reductions in operational expenses, will provide the working capital we need to support our customers and their product deployments.”

The company will host a live broadcast of its 2008 fourth quarter and year-end financial results via conference call on March 16, 2009 at 4:30 PM Eastern time.  The conference call will be accessible by telephone at 888-337-8165 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at 888-203-1112 or 719-457-0820 using passcode 3750848 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ParkerVision
ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks.   ParkerVision is headquartered in Jacksonville, Florida. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31,2008. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.
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Summary of Results of Operations (in thousands except for per share amounts)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Service revenue	$-	$-	$-	$283
Cost of goods sold	-	-	-	251
Gross margin	-	-	-	32

Research and development	3,688	2,627	14,619	10,700
Marketing and selling	563	715	2,594	2,693
General and administrative	1,487	1,544	6,219	5,729
Total operating expense	5,738	4,886	23,432	19,122

Interest and other income	10	213	358	877

Net loss	$(5,728)	$(4,673)	$(23,074)	$(18,213)

Basic and diluted loss per common share	$(0.22)	$(0.19)	$(0.88)	$(0.74)

Balance Sheet Highlights (in thousands)

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$4,815	$13,401
Other current assets	855	1,029
Property and equipment, net	1,377	1,828
Other assets, net	10,929	10,319
Total assets	$17,976	$26,577

Current liabilities	$1,627	$1,818
Deferred rent	239	344
Shareholders’ equity	16,110	24,415
Total liabilities and shareholders’ equity	$17,976	$26,577

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